Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pulse Electronics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, 333-130013 and 333-160522) on Form S-8 of Technitrol, Inc. of our reports dated March 2, 2011, with respect to the consolidated balance sheets of Pulse Electronics Corporation (formerly Technitrol, Inc.) and subsidiaries as of December 31, 2010 and December 25, 2009, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Pulse Electronics Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 2, 2011